EXHIBIT 99.1
Platform Specialty Products Corporation Announces Launch of Element Solutions Inc, Leadership Transition,
2018 Preliminary Results, and 2019 Financial Guidance

•	Arysta transaction expected to close on January 31, 2019

•	At close, Platform Specialty Products to change its corporate name to Element Solutions Inc and trade under ticker NYSE:ESI, launching new chapter for the Company

•	Rakesh Sachdev announces his intention to retire from his current role as Chief Executive Officer, effective at closing, while continuing as a Director on the Board

•	Benjamin Gliklich to succeed Mr. Sachdev as the new Chief Executive Officer of Element Solutions Inc, upon closing of the Arysta transaction

•	Scot R. Benson to assume role of President & Chief Operating Officer

•	Martin E. Franklin to assume role of Executive Chairman and lead the new Office of the Chairman with Mr. Gliklich and Mr. Benson

•	2018 Preliminary Unaudited Net Sales and Adjusted EBITDA from Continuing Operations:

◦	Consolidated FY18 net sales of approximately $1.96 billion, a year over year increase of approximately 4%, or 3% on an organic basis

◦	2018 adjusted EBITDA in the range of $420 million to $422 million, a year over year increase of approximately 5% at the midpoint

•	2019 Financial Guidance:

◦	Organic net sales growth expected to be 1% to 3%

◦	Adjusted EBITDA growth expected to be 5% to 8% on a constant currency basis

◦	Adjusted EPS of $0.75 to $0.80

◦	Net leverage immediately following the closing of the Arysta transaction expected to be less than 2.4x trailing twelve month adjusted EBITDA
WEST PALM BEACH, Fla., January 28, 2019 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform" or the "Company") announced today its preliminary unaudited financial results for the three and twelve months ended December 31, 2018. As previously announced, the Company has received all approvals necessary to complete the sale of Arysta LifeScience Inc. (“Arysta”) to UPL Corporation Ltd. (“UPL”) and expects the transaction to close on January 31, 2019. In connection with the Arysta transaction closing, Platform also announced a corporate name change, leadership transition and 2019 financial guidance.
All results presented in this press release are preliminary, unaudited and subject to completion of Platform's year-end financial close process and its audited financial statements as of and for the year ended December 31, 2018. Actual results may differ materially from these preliminary estimates. Unless otherwise specified, these results exclude discontinued operations. Discontinued operations relate to Platform's Agricultural Solutions business, which consists of Arysta LifeScience Inc. and its subsidiaries. On July 20, 2018, Platform entered into a definitive agreement to sell Arysta to UPL for $4.2 billion in cash, subject to adjustments. The Company's continuing operations include the existing senior notes and term loans and the related liabilities and interest expense.
Sale of Arysta LifeScience & New Chapter for Platform Specialty Products
As previously announced, Platform has obtained all approvals necessary to complete the sale of Arysta to UPL and expects the transaction to close on January 31, 2019. The closing of this transaction will start a new chapter for Platform, which will change its name to Element Solutions Inc (“ESI” or “Element Solutions”) and be traded on the New York Stock Exchange under the ticker symbol “NYSE:ESI.” As a part of this change, the Company separated its previously reported Performance Solutions segment in the fourth quarter of 2018 into: Electronics and Industrial & Specialty.
With a less levered, more nimble and more efficient business profile, ESI will continue to focus on organic growth from its core portfolio and will pursue measured opportunistic acquisitions to build its capabilities, technologies and product offerings in its existing and adjacent end-markets.

Rakesh Sachdev has announced his intention to retire from his current role of Chief Executive Officer of Platform, effective at closing of the transaction, while remaining an active Board member of the Company. Platform’s Board has named Benjamin Gliklich, currently Executive Vice President of Operations & Strategy, to succeed Mr. Sachdev as Chief Executive Officer and to join Platform’s Board of Directors. Element Solutions will be led by Executive Chairman Martin E. Franklin, Mr. Gliklich, and Scot R. Benson, who has been promoted to the role of President & Chief Operating Officer, as members of the new Office of the Chairman.
Preliminary Unaudited Fourth Quarter 2018 Highlights (compared with fourth quarter 2017) for Continuing Operations:

•
Net sales on a reported basis for the fourth quarter of 2018 were $0.48 billion, a decrease of 2% over the prior fourth quarter period. Organic net sales, which exclude the impact of currency changes, certain pass-through metals pricing, and acquisitions, increased 1%.

◦	Electronics: Net sales decreased 4% to $0.28 billion. Organic net sales decreased 1%.

◦	Industrial & Specialty: Net sales increased 1% to $0.20 billion. Organic net sales increased 4%.

•
Adjusted EBITDA for the fourth quarter of 2018 was between $98 million and $100 million, a decrease of ~ 5% based on the midpoint of the range. On a constant currency basis, adjusted EBITDA decreased by ~ 1% based on the midpoint of the range.

◦	Electronics: Adjusted EBITDA was between $57 million and $59 million, a decrease of ~ 8%. On a constant currency basis, adjusted EBITDA decreased ~ 5%.

◦	Industrial & Specialty: Adjusted EBITDA was between $40 million and $42 million, an increase of ~ 1%. On a constant currency basis, adjusted EBITDA increased ~ 5%.
Preliminary Unaudited Full Year 2018 Highlights (compared with full year 2017) for Continuing Operations:

•	Net sales on a reported basis for the full year 2018 were $1.96 billion, an increase of 4% over the prior full year period. Organic net sales increased 3%.

◦	Electronics: Net sales increased 3% to $1.16 billion. Organic net sales increased 2%.

◦	Industrial & Specialty: Net sales increased 6% to $0.80 billion. Organic net sales increased 5%.

•
Adjusted EBITDA in 2018 was between $420 million and $422 million, an increase of ~ 5% based on the midpoint of the range. On a constant currency basis, adjusted EBITDA increased by 4% based on the midpoint of the range.

◦	Electronics: Adjusted EBITDA was between $247 million and $249 million, an increase of ~ 6%. On a constant currency basis, adjusted EBITDA increased ~ 5%.

◦	Industrial & Specialty: Adjusted EBITDA was between $172 million and $174 million, an increase of
~ 3%. On a constant currency basis, adjusted EBITDA increased ~ 2%.

Preliminary 2019 Guidance
For 2019, the Company expects organic net sales growth of between 1% and 3% and constant currency adjusted EBITDA growth of between 5% and 8%. Based on year-end 2018 exchange rates, the Company anticipates foreign exchange headwinds of approximately 2% to net sales and approximately $15 million to adjusted EBITDA. Adjusted earnings per share is expected to be between $0.75 and $0.80. This expected range benefits from an improved tax rate expectation of 27% vs. the 34% used in 2018.
Management Commentary
Chief Executive Officer Rakesh Sachdev commented, “2018 was a productive year for the Platform business. We achieved meaningful year-over-year organic net sales growth, despite pressure late in the year from demand softness in the Asia region across both electronics and industrial markets. We delivered approximately 3% organic net sales growth in our overall business, and we realized constant currency adjusted EBITDA growth of approximately 4% for the year. Our Electronics business, particularly our Alpha assembly materials product lines, benefited from successful new product launches, but our circuitry business in Electronics was impacted by weak demand in the high-end mobile phone market and a generally weak economy in Asia. Despite these macro challenges, we again proved the resilience of our diversified business lines as our Energy and Graphics operations continued to display strong performance throughout the year. We also made great progress strategically. We entered the non-conductive adhesives market through our acquisition of HiTech Korea during 2018 and created our new MacDermid Alpha brand, a unified electronics-focused business which we believe provides a wider range of solutions for our electronics customers than any of our competitors.”

Sachdev continued, “The close of the Arysta transaction will represent a major milestone for Platform. Following the closing, we will have achieved the separation we have been working on since 2017 to create a less levered, more nimble and more focused business. We believe ESI is well positioned for profitable future growth and compelling value creation. This is a natural point in the Company’s evolution for me to step back from day-to-day management, while continuing to contribute as a Director, and make room for the next generation of the Company’s leadership. Ben Gliklich is a powerful and effective change maker who, in his several leadership roles at Platform, has driven significant transformation throughout the Company and will make a great CEO. Scot Benson has been a strong and effective business leader for Platform, and he has successfully grown and integrated the Performance Solutions businesses. Ben, Scot and their teams are more than ready to lead ESI and continue the operating momentum we have built together over the past three years. I have tremendous confidence in the Company and look forward to actively supporting its success as a continuing Board Director.”
Chairman Martin E. Franklin commented, “We are excited to be close to entering this next phase for Platform. The sale of Arysta will successfully position ESI for tremendous opportunity as a standalone company. On behalf of the Board, I would like to thank Rakesh for his immensely productive leadership of this Company over the past three years and, in advance, for his ongoing contributions as an active member of our Board. Rakesh delivered and, in fact, exceeded, exactly the goals we outlined together when we first met, and I am thrilled to have him continue as my partner on our Board. We are very excited to announce our new leadership team, and I am personally looking forward to working closely with Ben and Scot to drive this business forward. Ben is the right CEO for ESI. I have watched him drive change, lead teams and persistently pursue positive outcomes for Platform since his first day here. Scot, as President, has the depth of experience in the business and end-market expertise to drive solid operational execution. We are highly confident that our Office of the Chairman leadership approach is the right one to take the Company forward for the benefit of all stakeholders.”
Executive Vice President - Operations & Strategy and Chief Executive Officer designee Benjamin Gliklich added, “ESI will have terrific businesses, great people and compelling opportunities in front of it. In the time since we announced the sale of Arysta, we have developed and refined our vision and strategy for the Company, which we believe will produce long term value creation for our shareholders and a culture and workplace where our employees and other stakeholders will flourish. As a more focused enterprise with a vastly improved capital structure, we will balance operational excellence and prudent capital allocation. This means investing behind our fastest growing markets, maintaining our leadership in technology and service, and managing costs aggressively, as well as measured acquisitions on an opportunistic basis where we have market expertise and synergies. Similarly, we will consider effective ways to use our strengthened balance sheet to compound shareholder value. I would like to thank Rakesh for his excellent leadership and generous mentorship. It will be an exciting next phase for the Company, and I am eagerly looking forward to continuing to partner with Martin, Scot, the broader team and the Board to create future value for the shareholders of Element Solutions.”
Gliklich continued, “As we look into 2019, we believe ESI has a strong earnings growth opportunity despite a challenged overall market. We expect the weakness in the Asian economy, especially in China, and the deceleration in the global electronics and automotive markets that impacted our 2018 fourth quarter results to persist in 2019. We therefore are guiding towards more modest top-line growth than we experienced in recent years. We are fortunate to have diversification and a margin structure that insulates us in these markets as well as a corporate cost opportunity to help us drive higher earnings growth despite the macro environment. We expect organic net sales growth between 1% and 3%, which we believe will outpace our end-markets, and constant currency adjusted EBITDA growth in the range of 5% and 8%. Given our improved balance sheet and effective tax rate, this growth should translate to strong double digit adjusted EPS growth.”
Conference Call
Platform will host a webcast/dial-in conference call to discuss the Arysta transaction and these other announcements at 8:30 a.m. (Eastern Time) this morning. Participants on the call will include Martin E. Franklin, Chairman, Rakesh Sachdev, Chief Executive Officer; Benjamin Gliklich, Executive Vice President - Operations & Strategy and Chief Executive Officer designee; Scot R. Benson - President & Chief Operating Officer designee; and John Connolly, Chief Financial Officer.
To listen to the call by telephone, please dial 877-876-9173 (domestic) or 785-424-1667 (international) and provide the Conference ID: PAHQ418. The call will be simultaneously webcast at www.platformspecialtyproducts.com.
A replay of the call will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

About Platform
Platform is a leading specialty chemicals company which formulates a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, the Company's innovative solutions enable its customers' manufacturing processes in several industries, including consumer electronics, communication infrastructure, automotive, industrial surface finishing, consumer packaging and offshore oil production and drilling.
More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
This press release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" with respect to Platform's preliminary unaudited fourth quarter and full year 2018 financial results, 2019 financial guidance, the timing for completion of the Arysta transaction, and the Company's name change, leadership transition and strategy following this transaction. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "can have," "likely," "potential" or "target" and variations of such words and similar expressions. These projections and statements are based on management's preliminary unaudited analysis of its financial results for the fourth quarter and full year 2018 and assumptions based on future events. As of the date of this press release, Platform's has not completed its financial statement reporting process, and therefore the preliminary unaudited results included herein remain subject to completion of Platform's year-end financial close process and its audited financial statements as of and for the year ended December 31, 2018. During the course of its close procedures and review process of the three month and year ended December 31, 2018, Platform may identify items that would require it to make adjustments, which may be material to the information presented in this press release. Other important factors that could cause actual results to differ materially from those suggested by these forward-looking statements include, but are not limited to, any event, change or other circumstances that could give rise to the termination of the Arysta transaction; the risk that the transaction will not be consummated in a timely manner or by the targeted date; the risk that Platform will experience unanticipated delays or difficulties and transaction costs in consummating the transaction; the risk that any of the closing conditions to the transaction may not be satisfied in a timely manner or at all; the risk related to disruption from the transaction and the related diverting of management’s attention making it more difficult to maintain business and operational relationships; the failure to realize the benefits, efficiencies and cost savings expected from the transaction or related strategic initiatives; the impact of the transaction on Platform's share price and market volatility; the effect of the announcement of the transaction on the ability of Platform to retain customers and suppliers, retain or hire key personnel, and maintain relationships with customers, suppliers and lenders; the effect of the transaction or the announcement and completion of related transactions on Platform’s operating results and businesses generally; the impact of any future acquisitions or additional divestitures, restructurings, refinancings, and other unusual items, including Platform's ability to raise or retire debt or equity and to integrate and obtain the anticipated benefits, results and/or synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in Platform's periodic and other reports filed with the Securities and Exchange Commission. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

PLATFORM SPECIALTY PRODUCTS CORPORATION
ADDITIONAL PRELIMINARY FINANCIAL INFORMATION
(Unaudited)

I. PRELIMINARY NET SALES BY SEGMENT
	Three Months Ended December 31,					Twelve Months Ended December 31,
($ amounts in billions)	2018	2017	Reported	Constant Currency	Organic	2018	2017	Reported	Constant Currency	Organic
Net Sales
Electronics	$0.28	$0.29	(4%)	(1%)	(1%)	$1.16	$1.12	3%	2%	2%
Industrial & Specialty	0.20	0.19	1%	4%	4%	0.80	0.76	6%	5%	5%
Total	$0.48	$0.49	(2%)	1%	1%	$1.96	$1.88	4%	3%	3%

II. PRELIMINARY ADJUSTED EBITDA BY SEGMENT
	Three Months Ended December 31,				Twelve Months Ended December 31,
($ amounts in millions)	2018	2017	Reported*	Constant Currency*	2018	2017	Reported*	Constant Currency*
Adjusted EBITDA
Electronics	$57 - $59	$63	(~ 8%)	(~ 5%)	$247 - $249	$233	~ 6%	~ 5%
Industrial & Specialty	40 - 42	40	~ 1%	~ 5%	172 - 174	168	~ 3%	~ 2%
Total	$98 - $100	$104	(~ 5%)	(~ 1%)	$420- $422	$401	~ 5%	~ 4%

	Three Months Ended December 31,		Change		Twelve Months Ended December 31,		Change
	2018	2017	Reported	Constant Currency	2018	2017	Reported	Constant Currency
Adjusted EBITDA Margin*	~ 20.7%	21.2%	~ (50)bps	~ (40)bps	~ 21.5%	21.4%	~ 10bps	—
* Percentages are based on the midpoint of preliminary adjusted EBITDA ranges.
III. NON-GAAP MEASURES
To supplement the financial measures prepared in accordance with GAAP, Platform has provided in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA guidance, adjusted earnings per share (EPS), adjusted EPS guidance, normalized free cash flow and organic net sales growth. Platform also evaluates and presents its results of operations on a constant currency basis. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  Platform also believes that investors find this information helpful in understanding the ongoing performance of its operations separate from items that may have a disproportionate positive or negative impact on Platform's financial results in any particular period.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Platform reports in accordance with GAAP. The principal limitations of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in the method of calculation between companies. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate Platform’s businesses.
The Company only provides adjusted EBITDA guidance, adjusted EPS guidance and organic net sales growth expectations on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable sales over differing periods on a consistent basis.
The following table reconciles preliminary unaudited GAAP net sales growth from the Company's continuing operations to organic net sales growth for the three and twelve months ended December 31, 2018:

	Three Months Ended December 31, 2018
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(4)%	3%	(1)%	0%	(1)%	(1)%
Industrial & Specialty	1%	3%	4%	—%	—%	4%
Total	(2)%	3%	1%	0%	—%	1%
NOTE: Totals may not sum due to rounding or due to varying sizes of the two reportable segments.

	Twelve Months Ended December 31, 2018
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	3%	(1)%	2%	0%	(1)%	2%
Industrial & Specialty	6%	(1)%	5%	—%	—%	5%
Total	4%	(1)%	3%	0%	—%	3%
NOTE: Totals may not sum due to rounding or due to varying sizes of the two reportable segments.
For the three months ended December 31, 2018, pass through metals pricing and acquisitions had a (negative) positive impact on the Company's Electronics and consolidated results of $(1.4) million and $2.2 million, respectively.
For the twelve months ended December 31, 2018, pass through metals pricing and acquisitions had a (negative) positive impact on the Company's Electronics and consolidated results of $(3.4) million and $5.7 million, respectively.
Normalized Free Cash Flow:
Free cash flow is defined as net cash flows provided by operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from disposals of property, plant and equipment. Normalized free cash flow adjusts for the anticipated impact of the Arysta sale on the Company's capital structure.

The following table reconciles preliminary unaudited GAAP net cash flows (used in) provided by the Company's continuing operations to normalized free cash flow:

(in millions)		Twelve Months Ended December 31, 2018
Net cash flows (used in) provided by operating activities of continuing operations		$(2) - $0
less: Net capital expenditures:
Capital expenditures		(28)
Proceeds from disposal of property, plant and equipment		4
Net capital expenditures		(24)
Free cash flow	*	~(25)
plus: Cash interest		~ 295
less: Normalized cash interest	**	< (70)
Normalized free cash flow	*	~$200

*	Based on the midpoint of preliminary operating cash flows range.

**	Assumes the following illustrative capital structure: $800 million of senior notes and $750 million of term loans (including the effect of an interest rate swap).
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of additional items, which the Company believes are not representative or indicative of its ongoing business. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of Platform’s business and facilitate comparisons of its profitability to prior and future periods. However, these measures, which do not consider certain cash requirements, should not be construed as an alternative to net income or cash flow from operations as a measure of profitability or liquidity.
The following table reconciles preliminary unaudited GAAP loss from the Company's continuing operations before income taxes and non-controlling interests to Adjusted EBITDA:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(amounts in millions)		2018	2017	2018	2017
Unaudited loss from continuing operations before income taxes and non-controlling interests		$(36) - $(38)	$(108)	$(78) - $(80)	$(260)
Add (subtract):
Interest expense, net		78	81	311	337
Depreciation expense		11	12	45	46
Amortization expense		27	28	112	110
EBITDA		78 - 80	13	388 - 390	233
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(1)	2	7	6	24
Acquisition and integration costs	(2)	2	0	12	4
Legal settlement gains	(3)	—	0	—	(11)
Foreign exchange loss on foreign denominated external and internal long-term debt	(4)	5	4	6	53
Debt refinancing costs	(5)	1	69	1	83
Pension plan settlement	(6)	—	11	—	11
Gain on sale of equity investment	(7)	—	—	(11)	—
Other, net	(8)	10	1	18	5
Adjusted EBITDA		$98 - $100	$104	$420 - $422	$401
NOTE: Totals may not sum due to rounding.

(1)
The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(2)
The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing such as investment banking, legal and accounting fees, and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(3)
The Company adjusts for certain legal settlements which it believes are not considered reflective of ongoing operations, including the 2017 settlement agreement between MacDermid Printing Solutions LLC (now known as MacDermid Graphics Solutions LLC) and E.I. du Pont de Nemours and Company (now known as DowDuPont Inc.) which resulted in a net gain of $11 million.

(4)
The Company adjusts for foreign exchanges gains and losses on long-term intercompany and third-party debt because it expects the period-to-period movement of these currencies to offset on a long-term basis and, due to their long-term nature, are not fully realized. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.

(5)	The Company adjusts for costs related to its senior note and term debt refinancings because it believes they are not reflective of ongoing operations.

(6)
The Company adjusts for costs related to significant pension plan settlements and curtailments. 2017 adjustments related primarily to the settlement of the Company's pension obligation in the United Kingdom. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(7)	The Company adjusts for a gain on the sale of an equity investment in 2018 because it believes it is not reflective of ongoing operations.

(8)
The Company's 2018 adjustments include $11 million of employee-related expenses associated with the Arysta Sale that do not qualify for discontinued operations, non-cash changes in the fair value of contingent consideration and certain professional consulting fees. The Company's 2017 adjustments include non-cash change in the fair value of contingent consideration and a non-recurring severance payment to a senior executive. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

Adjusted Earnings Per Share:
Adjusted earnings per share (EPS) is defined as net income (loss) from continuing operations attributable to common stockholders adjusted to reflect adjustments consistent with the Company’s definition of adjusted EBITDA. Additionally, the Company eliminates the amortization associated with intangible assets and step-up depreciation associated with fixed assets, both recognized in purchase accounting for acquisitions. Further, it adjusts the effective tax rate to 27% for 2019. The resulting adjusted net income from continuing available to stockholders is divided by the number of shares of outstanding common stock as of the period end plus the number of shares that would be issued if all Platform’s convertible stock were converted to common stock, stock options were vested and exercised and awarded equity grants were vested. Adjusted earnings per share is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted earnings per share facilitates operating performance comparisons on a period-to-period basis.
Contact:
Investor Relations Contact:
Carey Dorman
Corporate Treasurer and Vice President, Investor Relations
Platform Specialty Products Corporation
1-561-406-8465

Media Contact:
Liz Cohen
Managing Director
Kekst CNC
1-212-521-4845